UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 16, 2015 (January 13, 2015)

Bank of the Ozarks, Inc.

(Exact name of registrant as specified in its charter)

Arkansas	0-22759	71-0556208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17901 Chenal Parkway, Little Rock, Arkansas	72223
(Address of principal executive offices)	(Zip Code)

(501) 978-2265

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of 2015 Performance Based Plans

On January 13, 2015, the Personnel and Compensation Committee (“Compensation Committee”) of the Board of Directors of Bank of the Ozarks, Inc. (the “Company”) approved the Bank of the Ozarks, Inc. 2015 Stock-Based Performance Award Plan (“2015 Stock Incentive Plan”) and the Bank of the Ozarks, Inc. 2015 Executive Cash Bonus Plan (“2015 Cash Incentive Plan” and collectively with the 2015 Stock Incentive Plan, the “2015 Plans”). The Compensation Committee believes that subjecting a portion of the executive officer’s cash and equity compensation to achievement of pre-established performance targets, as provided under the 2015 Plans, will ensure the continued alignment of executive compensation, Company performance and strategic goal attainment.

Pursuant to the terms of the 2015 Plans, the Compensation Committee will approve the Company performance metrics (“Performance Metric”), the relative weighting of each Performance Metric and the threshold, target and maximum performance level that must be attained before payout. Each participant will have a threshold, target and maximum incentive opportunity that may be awarded upon the achievement of the threshold, target and maximum performance level for the particular Performance Metric based on the Company’s financial results for the period beginning on January 1, 2015 and ending on December 31, 2015 (the “Performance Period”) as follows:

•	Threshold: If Company performance is below the threshold amount set for the particular Performance Metric, the payout related to the particular metric is zero. Performance at or above the threshold amount set for the particular Performance Metric may result in payment up to 75% of the participant’s target incentive opportunity for that particular Performance Metric.

•	Target: Company performance that is at or above the target level set for the particular Performance Metric may result in payment up to 100% of the participant’s target incentive opportunity for that particular Performance Metric.

•	Maximum: Company performance that is at or above the maximum level set for the particular Performance Metric may result in payment up to 125% of the participant’s target incentive opportunity for that particular Performance Metric.

Following the Performance Period, the Compensation Committee shall determine whether and to what extent each Performance Metric has been met and the amounts, if any, payable to each participant for the Performance Period. The Compensation Committee shall determine the actual amount of the award to each participant, and in doing so, may exercise discretion to decrease, but not increase, any amounts payable under the 2015 Plans as the Compensation Committee deems appropriate. Awards paid to participants under the 2015 Stock Incentive Plan will be settled solely in shares of restricted stock to be granted after the Performance Period and will vest 100% three years after the grant date. Awards paid to participants under the 2015 Cash Incentive Plan will be settled solely in cash.

The foregoing summary is qualified in its entirety by reference to the 2015 Stock Incentive Plan and the 2015 Cash Incentive Plan, copies of which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

Adoption of Clawback Policy

On January 13, 2015, the Compensation Committee adopted an Executive Compensation Clawback Policy (the “Clawback Policy”) for recovery of incentive compensation from the Company’s executive officers under certain circumstances.

The Clawback Policy provides that the Company will, in all appropriate circumstances as determined by the Compensation Committee, and to the extent permitted by applicable law, require reimbursement or forfeiture of all or a portion of any incentive compensation awarded to an executive officer of the Company after the date of adoption of the Clawback Policy where the Committee has determined that all of the following factors are present:

•	the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws,

•	the award, vesting or payment of the incentive compensation was predicated upon the achievement of certain financial results that were the subject of the restatement and such award, vesting or payment occurred or was received during the three-year period preceding the date on which the Company is required to prepare the restatement, and

•	a smaller award, vesting or payment would have occurred or been made to the executive officer based upon the restated financial results.

In each such instance, the Company will, to the extent deemed appropriate by the Committee, seek to recover or cancel the amount(s) by which an executive officer’s incentive compensation that was awarded, vested or paid during the three-year period referenced above exceeded the amount(s) that would have been awarded, vested or paid based on the restated financial results, net of taxes paid or payable by the executive officer with respect to the recoverable compensation.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1	Bank of the Ozarks, Inc. 2015 Stock-Based Performance Award Plan

Exhibit 10.2	Bank of the Ozarks, Inc. 2015 Executive Cash Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANK OF THE OZARKS, INC.

Date: January 16, 2015	By:	/s/ Greg McKinney
	Name:	Greg McKinney
	Title:	Chief Financial Officer and Chief Accounting Officer

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Bank of the Ozarks, Inc. 2015 Stock-Based Performance Award Plan

10.2	Bank of the Ozarks, Inc. 2015 Executive Cash Bonus Plan